Exhibit 10.1
SCHEDULE OF COMPENSATION FOR
NON-EMPLOYEE DIRECTORS
(ADOPTED MAY 1, 2025)

This schedule describes the compensation payable by Wolfspeed, Inc. (the “Company”) to individuals who are not employed by the Company but serve as members of the Company’s Board of Directors. The compensation consists of cash compensation components as described below and will not include any equity components (except as otherwise provided below). In addition, the Company will pay or reimburse directors for reasonable expenses incurred in performing the duties of the director in accordance with the Company’s business expense reimbursement policy and procedures. This schedule is not intended to create any contractual obligation with any director and may be amended by the Company at any time.
Quarterly retainer for indicated role:

Member of the Board of Directors	$16,250
Chair of the Board of Directors	$18,750
Chair of the Audit Committee	$7,500
Chair of the Compensation Committee	$5,000
Chair of the Governance & Nominations Committee	$3,750
Member of the Audit Committee	$3,750
Member of the Compensation Committee	$2,500
Member of the Governance & Nominations Committee	$1,250
1.Each non-employee director will be paid the retainer listed above for membership on the Board of Directors and for each other role in which the director serves (the Chair of the Board will not be paid for any Committee membership). The retainer will be earned on the first day of the fiscal quarter on which the director serves in the indicated role. If a director is elected or appointed to the role after the first day of the fiscal quarter, a portion of the retainer, prorated based on the number of days remaining in the quarter, will be earned on the day on which the director's election or appointment is effective. No adjustment will be made nor any repayment due in the event that a director does not serve in the indicated role for the remainder of the quarter.
2.In lieu of the retainers described above and in recognition of the additional duties during the executive transition, the Chair of the Board will receive a monthly retainer of $100,000 per month from May 1, 2025 until August 31, 2025.
3.Retainers are in lieu of meeting fees except as provided in this paragraph. Unless another compensation arrangement is put in place at the time of special committee formation, in the event that a non-employee director is appointed to serve on a Board committee not listed above, the director will earn a fee of $1,000 for each meeting of the committee attended, or $2,000 for each meeting attended if serving as Chair or acting Chair of the committee.
4.Retainers and any meeting fees earned will be paid promptly following the first day of each fiscal quarter. Non-employee directors may elect to receive Company stock in lieu of retainers and meeting fees, and to defer all or a portion of retainers and meeting fees earned, pursuant to the Non-Employee Director Stock Compensation and Deferral Program while such plan is in effect.
5.Beginning as of the 2025 annual meeting of shareholders, non-employee directors will receive an additional quarterly fee of $50,000 in cash in lieu of equity awards, which fee shall be earned on the first day of each fiscal quarter. Non-employee directors first elected to the Board on or after May 1, 2025 will receive a quarterly fee of $50,000 in cash, which fee shall be earned on the first day of each fiscal quarter (or the date of election to the Board in the case of a non-employee director elected on or after May 1, 2025 for the applicable fiscal quarter, prorated as applicable for such quarter based on the number of days remaining in the quarter).